                               UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                 SCHEDULE 14A
          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[_]  Preliminary Proxy Statement
[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                        First Oak Brook Bancshares, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     -------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
     -------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     -------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
     -------------------------------------------------------------------------
     (5) Total fee paid:
     -------------------------------------------------------------------------
[_]  Fee paid previously with preliminary materials.
[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
     -------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
     -------------------------------------------------------------------------
     (3) Filing Party:
     -------------------------------------------------------------------------
     (4) Date Filed:
     -------------------------------------------------------------------------
Notes:
Reg. (S) 240.14a-101.
SEC 1913 (3-99)

                       FIRST OAK BROOK BANCSHARES, INC.
                             1400 Sixteenth Street
                           Oak Brook, Illinois 60523

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 7, 2002

                                                                  April 1, 2002

To the Shareholders of First Oak Brook Bancshares, Inc:

   You are cordially invited to attend the Annual Meeting of the Shareholders of First Oak Brook Bancshares, Inc. to be held in the Conference Center located in the Lower Level of the Oak Brook Bank Building, 1400 Sixteenth Street, Oak Brook, Illinois 60523, on Tuesday, May 7, 2002 at 10:00 A.M. (the "Annual Meeting") for the purposes of considering and acting on the following:

(1) Election of three (3) Class III directors;

(2) Consideration and approval of the First Oak Brook Bancshares, Inc. Employee Stock Purchase Plan;

(3) Ratification of the appointment of KPMG LLP as independent auditors for the Company; and

(4) Transaction of such other business that may properly come before the Annual Meeting or any adjournment thereof.

   Only shareholders of record at the close of business on March 22, 2002 will be entitled to notice of and to vote at the Annual Meeting.

   All persons who find it convenient to do so are invited to attend the Annual Meeting in person. However, regardless of whether or not you attend the meeting, it is important that your shares are represented and voted. Therefore, please sign and return the enclosed Proxy promptly. If you attend the Annual Meeting, you may vote in person if you wish, even though you previously returned your Proxy.

                                          By Order of the Board of Directors

                                                     William E. Navolio
                                                        Secretary

                                PROXY STATEMENT

   This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board of Directors" or "Board") of First Oak Brook Bancshares, Inc. (the "Company") of proxies for use at the 2002 Annual Meeting of Shareholders to be held Tuesday, May 7, 2002 (the "Annual Meeting") and at any adjournment thereof. The Company will bear all costs in connection with this solicitation. It is intended that proxies in the accompanying form, when returned properly executed, will be voted at the Meeting. If a choice on any matter has been specified by the shareholder, the shares will be voted accordingly. If no choices are specified, the shares will be voted FOR the item in question. Proxies may be revoked by notice to the Company in writing or in the open meeting at any time before they are exercised.

   Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of election appointed for the Annual Meeting who will determine whether or not a quorum is present. The inspector of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, such shares, or "broker non-votes", will be considered as present for quorum purposes, but not entitled to vote with respect to that matter.

   Shareholders of record at the close of business on March 22, 2002 will be entitled to vote. On that date, there were 6,321,452 outstanding shares of Common Stock.

   This Proxy Statement, Notice of Meeting and accompanying proxy card are being mailed to shareholders on or about April 1, 2002.

                             ELECTION OF DIRECTORS

   In accordance with the By-Laws of the Company, the Board of Directors has fixed at ten, the number of directors of the Company, with three directors to be elected at the Annual Meeting. The Board of Directors consists of three separate classes with three directors comprising Class III; namely Miriam Lutwak Fitzgerald, Eugene P. Heytow and Geoffrey R. Stone, each of whom has been nominated for election to three year terms at the Annual Meeting. All of the nominees are currently directors of the Company. Directors in Class I, consisting of three directors, John W. Ballantine, Frank M. Paris and Robert M. Wrobel are serving terms that expire at the 2003 Annual Meeting of Shareholders; and directors in Class II, consisting of four directors, Stuart
I. Greenbaum, Richard F. Levy, Richard M. Rieser, Jr. and Michael Stein, are serving terms that expire at the 2004 Annual Meeting of Shareholders.

   Unless directed otherwise, the persons named as proxies intend to vote for the election of Miriam Lutwak Fitzgerald, Eugene P. Heytow and Geoffrey R. Stone as directors to serve three year terms as Class III directors, each to hold office until the Annual Meeting of Shareholders in 2005 and until his successor is elected and qualified or until his earlier death, removal or resignation. Each of the nominees have consented to serve as director if elected.

   Mr. Heytow has served the Company as a director and executive officer since its inception in 1983; Ms. Fitzgerald and Mr. Stone have served as directors since 1988 and 1992, respectively.

   An affirmative vote of the holders of a plurality of the shares of Common Stock, present and eligible to vote at the Annual Meeting, will be required for a nominee to be elected as a director; abstentions and shares for which authority to vote is not given will thus have no effect on the election of directors. Shares cannot be voted for more than three nominees; there is no right to cumulative voting.

                          CONSIDERATION AND APPROVAL
                                    OF THE
                       FIRST OAK BROOK BANCSHARES, INC.
                         EMPLOYEE STOCK PURCHASE PLAN

Introduction

   At the Annual Meeting, the Company will submit to the shareholders a proposal to approve the Company's Employee Stock Purchase Plan (the "Stock Purchase Plan" or the "Plan"). The Board of Directors (the "Committee") adopted the Stock Purchase Plan on January 29, 2002, subject to shareholder approval. The Stock Purchase Plan will not take effect unless it is approved by the affirmative vote of a majority of the votes cast, in person or by proxy, at the Annual Meeting.

   The Board of Directors recommend Shareholders vote FOR approval of the Employee Stock Purchase Plan.

   If shareholder approval is obtained, it is anticipated that the first offering to eligible employees under the Stock Purchase Plan will be made during the second half of 2002.

   The description of the Stock Purchase Plan set forth below is a summary, does not purport to be complete and is qualified in its entirety by reference to the provisions of the Stock Purchase Plan, a copy of which is attached to this proxy statement as Appendix A.

Description of the Stock Purchase Plan

   Purpose. The Stock Purchase Plan is designed to encourage greater stock ownership among employees, by providing an easy, cost-effective way to purchase the Company's Stock.

   Participants. All employees (including officers and directors who are employees) of the Company and certain participating subsidiaries (approximately 330 individuals) will be eligible to participate in the Plan except that the Stock Option Advisory Committee ("Committee") may, with respect to any offering, exclude from eligibility any employee who (i) has been employed by the Company or such subsidiaries for less than 24 months (or such lesser number determined by the Committee) as of the first day of an enrollment period; (ii) is scheduled to work less than 20 hours per week (or such lesser number determined by the Committee); (iii) is scheduled to work less than five months per year (or such lesser number determined by the Committee). As required by applicable tax laws, no employee who owns 5% or more of the Company's Common Stock is eligible to participate.

   Shares Authorized Under the Stock Purchase Plan. The Company will reserve for issuance up to 100,000 shares of its authorized Common Stock, subject to certain stock adjustments in the event of stock splits, stock dividends or changes in corporate structure affecting the Common Stock. If employees elect to purchase more shares of Common Stock in any offering than are available at that time under the Stock Purchase Plan, the Company may reduce pro rata the number of shares each employee may purchase so that the total number of shares purchased does not exceed the amount of shares available.

   Administration. The Stock Purchase Plan provides that the Committee will administer the Plan. The Committee will, in its sole discretion, determine from time to time when the Company will make an offering under the Stock Purchase Plan. The Committee also will act as the administrator of the Plan and make administrative and procedural decisions regarding the Stock Purchase Plan, will adopt rules and regulations concerning the operation of the Plan and will decide questions of construction and interpretation regarding the Plan and an employee's participation therein. The Committee may employ such other persons and delegate to them such powers, rights and duties as the Committee may consider necessary to carry out properly the administration of the Plan.

   Operation of Plan. Employees will be able to enroll in the Stock Purchase Plan during the first enrollment period for each offering after they become eligible. Each participating employee will authorize payroll deductions and will become entitled to purchase shares of Common Stock on such dates during and/or at the end of the offering period as determined by the Committee. A participating employee will be entitled to purchase up to such number of shares as the employee's accumulated payroll deductions may permit, provided that the aggregate purchase price may not exceed the lesser of 15% of such employee's compensation (as defined by the Committee and consistent with the Internal Revenue Code of 1986, as amended (the "Code")) during the offering period, or such lesser amount as the Committee may determine. All shares offered under the Plan will be newly issued shares of the Company or treasury shares, and the purchase price of the shares of Common Stock will be determined by the Committee prior to the commencement of such offering, provided that the price may not be lower than the lesser of 90% of the fair market value per share of the Common Stock on the first day of the offering period or 90% of the fair market value per share of the Common Stock on the purchase date for the offering. The Committee may also limit for any offering period the number of shares which may be purchased by an employee. In addition, no employee will be permitted to purchase shares during any calendar year with a fair market value (determined at the beginning of an offering period) greater than $25,000.

   Payroll deductions will be credited into a participant's non-interest bearing payroll deductions account. Unless otherwise directed by an employee, the funds credited to an employee's account on a purchase date (which may occur periodically during the offering period or only at the end of the offering period) are applied to the purchase of shares of Common Stock, and any excess over the purchase price is carried over to the next offering period.

   The Committee has the authority under the Stock Purchase Plan to permit all employees to apply the funds credited to their payroll deductions account toward the purchase of shares of Common Stock prior to the stated purchase date or dates. The Committee may permit an employee participating in the Stock Purchase Plan to increase the amount of the employee's payroll deduction at any time during the offering period. In addition, an employee may reduce participation, discontinue and restart participation, withdraw the funds credited to the employee's payroll deduction account or voluntarily terminate participation in the Stock Purchase Plan. Should an employee terminate participation in the Stock Purchase Plan entirely, the accumulated payroll deductions will be returned to such employee. If an employee terminates employment, other than by retirement, death or total and permanent disability, the employee's right to purchase the stock immediately terminates. An employee's participation rights in the Stock Purchase Plan and the related payroll deductions account are not assignable or transferable except by will or the laws of descent and distribution. An employee has no rights as a shareholder with respect to the shares the employee is eligible to purchase until the shares are so purchased and issued by the Company.

   Change of Control. The Stock Purchase Plan provides that in the event of a change of control of the Company, the end of the offering period will be accelerated to the date of the change of control, and each participant in the Plan will have the right to elect to purchase up to such number of shares as the employee's accumulated payroll deductions may permit or to be paid in cash all of the employee's accumulated payroll deductions.

   Amendment. The Board, at its discretion, may at any time alter, amend, suspend, discontinue or terminate the Stock Purchase Plan, or at any time prior to a change of control may alter or amend any and all terms of participation in an offering being made thereunder. However, if applicable laws require shareholder approval, then such amendment will be subject to the requisite shareholder approval.

   Effective Date; Term. The Plan will be effective as of the date it is approved by the shareholders and will continue in effect until the first purchase date which is more than ten years after the effective date, unless earlier terminated by the Board.

   Federal Income Tax Considerations. The Stock Purchase Plan is intended to qualify as an employee stock purchase plan under Section 423 of the Code. Pursuant to Section 423, an employee generally will not pay tax when the employee enrolls in the Plan or when the employee purchases shares of Common Stock pursuant to the Plan.

   An employee generally will have a taxable gain or loss when any shares of Common Stock purchased through the Plan are sold. If an employee sells the stock within two years of the commencement of the offering period or within one year of the actual purchase of the shares (each, a "disqualifying disposition"), then the difference between the purchase price and market value of the shares on the purchase date will be taxed as ordinary income. Any difference between the market value of the shares on the purchase date and the sale price will be capital gain or loss for income tax purposes. The Company will be entitled to a tax deduction from its income in an amount equal to the ordinary income reported by the employee arising from a disqualifying disposition.

   If an employee sells the stock after the holding period described above, then the employee will recognize ordinary income in the amount of the lesser of: (1) difference between the market price of the shares when sold (or the market price of the shares at the employee's retirement, death or total and permanent disability) and the actual purchase price for the shares; or (2) the difference between the market price of the shares on the first day of such offering period and the purchase price of the shares, determined as if the shares were purchased on the first day of such offering period. The balance of the employee's gain, if any, will be taxed as a capital gain.

                 INFORMATION CONCERNING SECURITY OWNERSHIP OF
                   CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following tables set forth information concerning the beneficial ownership of the Company's Common Stock, as of March 22, 2002, by: (1) each person known to the Company to be the beneficial owner of more than 5% of its Common Stock; (2) each director and executive officer of the Company; and (3) all directors and executive officers of the Company as a group. Information relating to persons other than directors and executive officers of the Company is taken from the most recent Schedule 13G filed by such persons with the Securities and Exchange Commission. The address of all such persons unless otherwise stated is c/o the Company, 1400 Sixteenth Street, Oak Brook, Illinois 60523.

                    Security Ownership of Management/(1) /

                                                                Amount and
                                                                 Nature of       Acquirable  Percent
                                                                Beneficial       Within 60     of
Title of Class            Name of Beneficial Owner             Ownership/(2)/    Days/(3)/  Class/(4)/
--------------            ------------------------             -------------     ---------- ---------
    Common     Eugene P. Heytow...............................      12,170/(5)/    96,300      1.62
               Richard M. Rieser, Jr..........................     340,806/(6)/    82,550      6.30
               Frank M. Paris.................................     369,074         40,200      6.09
               Miriam Lutwak Fitzgerald.......................     617,246/(7)/     8,000      9.31
               Geoffrey R. Stone..............................       3,000          5,000         *
               Robert M. Wrobel...............................       1,158              0         *
               Michael L. Stein...............................       2,500          4,000         *
               Stuart I. Greenbaum............................           0/(8)/     4,000         *
               John W. Ballantine.............................       2,000          1,167         *
               Richard F. Levy................................       2,000            501         *
               George C. Clam.................................      19,794/(9)/    19,740         *
               Rosemarie Bouman...............................      10,050/(10)/   25,740         *
               William E. Navolio.............................         283/(11)/   22,740         *
               Brian C. England...............................       3,677         17,000         *

               All Directors and Executive Officers as a Group
                 (14 Persons).................................   1,383,758        326,938     25.47

--------
  * Denotes less than 1% ownership.

             Security Ownership of Certain Beneficial Owners/(1) /

Title of        Name and Address                 Amount and Nature         Percent
 Class         of Beneficial Owner          of Beneficial Ownership/(2)/ of Class/(4)/
--------       -------------------          ---------------------------  ------------
 Common     Mitzi Heytow                              679,548               10.12
            c/o Oak Brook Bank
            1400 Sixteenth Street
            Oak Brook, Illinois 60523

 Common     Banc Fund III L.P., Bank                  329,550                4.91
            Fund III Trust, Banc Fund
            IV L.P. and Banc Fund V L.P.
            208 S. LaSalle Street
            Chicago, Illinois 60604

                                   FOOTNOTES

(1) Shares of stock deemed beneficially owned at March 22, 2002.

(2) The nature of beneficial ownership for shares shown in an individual's name is sole voting and investment power unless otherwise indicated.

(3) Reflects the number of shares that could be purchased by exercise of options available as of March 22, 2002 or within 60 days thereafter under the Company's 2001 Stock Incentive Plan.

(4) The percentage of Common Stock ownership was calculated with an outstanding share amount of 6,716,010 which included 394,558 shares which could be acquired within 60 days under exercisable options.

(5) Excludes 679,548 shares of Common Stock held solely by Mitzi Heytow, Mr. Heytow's spouse, in and over which he disclaims beneficial interest and voting and investment power.

(6) Excludes 22,952 shares of Common Stock held solely by Mr. Rieser's spouse in and over which he disclaims beneficial interest and voting and investment power. Excludes 7,200 shares of Common Stock held by an irrevocable trust of which Mr. Rieser is the co-trustee for the benefit of his son in which he disclaims any present beneficial interest but over which he has shared voting and investment power. Excludes 8,718 shares of Common Stock held by Mr. Rieser's mother's testamentary trust in and over which he disclaims any present beneficial interest but over which he has shared voting and investment power.

(7) Excludes 20,400 shares of Common Stock held by Dr. Fitzgerald as custodian for the benefit of her minor children in which she disclaims beneficial interest but over which she exercises voting and investment power. Includes 616,638 shares of Common Stock of which 307,814 is held by an irrevocable insurance trust and 308,824 is held by a revocable trust of which Dr. Fitzgerald is the custodian for the benefit of her minor children in which she disclaims any present beneficial interest but over which she exercises voting and investment power.

(8) Excludes 500 shares of Common Stock held solely by Mr. Greenbaum's spouse in and over which he disclaims beneficial interest and voting and investment power.

(9) Excludes 7,000 shares of Common Stock held solely by Mr. Clam's spouse in and over which he disclaims beneficial interest and voting and investment power.

(10) Includes 50 shares of Common Stock held by Ms. Bouman as custodian for the benefit of her minor daughter in which she disclaims beneficial interest but over which she exercises voting and investment power.

(11) Excludes 240 shares of Common Stock held by Mr. Navolio's spouse in and over which he disclaims beneficial interest and voting and investment power.

                              BOARD OF DIRECTORS
                     MEETINGS, FUNCTIONS AND COMPENSATION

   During 2001 the Board of Directors met four (4) times. All directors attended more than 75% of the meetings of the Board of Directors; whether in person or telephonically. The Company has the following committees: Executive, Audit, Compensation, Stock Option Advisory and a Community Reinvestment Act Committee.

   The Executive Committee meets in conjunction with the Board of Directors and met four (4) times during 2001 and is comprised of directors Heytow, Paris and Rieser. The Executive Committee of the Company may exercise the full authority of the Board of Directors in the management of the business and affairs of the Company other than a power specifically prohibited by Delaware Law. The Executive Committee also performs functions similar to a nominating committee in that it nominates directors and officers.

   The Audit Committee met five (5) times during 2001 and is comprised of independent directors Ballantine, Fitzgerald, Greenbaum, Stein and Stone. The Audit Committee members are "independent" directors as such term is defined in the NASD listing standards. The Audit Committee's functions include reviewing reports and recommendations of the Company's internal Audit Department and independent external auditors and reviewing and monitoring the internal controls of the subsidiary bank. The Board of Directors had adopted a written charter (the "Charter") for the Audit Committee, a copy of which was attached as Appendix C to last year's proxy statement.

   The Compensation Committee met once during 2001 and is comprised of director Heytow and independent directors Fitzgerald, Greenbaum and Stein. The Compensation Committee's functions include reviewing and approving compensation and benefits for officers of the Company and its subsidiary earning over $75,000 and the Company-wide percentage compensation increase for all employees. With respect to senior executive officers, the Committee also approves compensation and benefits.

   The Stock Option Advisory Committee meets as needed. It met twice in 2001 and is comprised of independent directors Fitzgerald, Greenbaum, Stein and Stone. This Committee's primary function is to administer the Company's 2001 Stock Incentive Plan, the Company's Annual Performance Bonus Plan and other compensation and bonus issues requiring a Committee consisting solely of independent directors.

   The Community Reinvestment Act ("CRA") Committee meets in conjunction with the Company-wide Regulatory Management Committee and met eight (8) times during 2001. It is comprised of directors Paris and Rieser and non-director members Messrs. Clam and Navolio. This Committee's primary function is to monitor and direct the CRA efforts of the subsidiary bank.

   Effective January 22, 2002, the Company pays a $10,000 annual retainer to its directors in quarterly payments of $2,500. The directors of the Company also receive $2,500 for each regular quarterly meeting attended by the Board of Directors, $500 for each Executive, Audit, Compensation and Stock Option Advisory Committee meeting. The members of the Community Reinvestment Act Committee do not receive compensation. The Company's subsidiary directors also receive $1,000 for each quarterly meeting attended by the Board of Directors and $200 for each Trust and $500 for Audit Committee meeting.

   Pursuant to the Company's Directors Stock Plan, up to 25,000 shares of Common Stock may be issued to the Company's non-employee directors who elect to receive their fees in shares of Common Stock. Unless the director has elected to defer receipt, shares are issued quarterly based on the amount of retainer and fees earned during the quarter and the closing price for the Common Stock as reported on the Nasdaq Market System as of the last day of the preceding quarter. Deferred shares, together with dividend equivalents, are paid at the date specified by the director or upon cessation of service as a director.

   Each non-employee director has also received an option to purchase 1,000 shares of Common Stock at the time initially elected as director under the formula option provisions of the Company's 2001 Stock Incentive Plan. In addition, on the date of each annual meeting of shareholders, each non-employee director who is continuing as a non-employee director receives an option to purchase 500 shares of Common Stock under such formula option provisions.

                       DIRECTORS AND EXECUTIVE OFFICERS

   The following table sets forth information concerning the current directors and executive officers of the Company. Directors Heytow, Rieser and Paris have served the Company as directors and executive officers since its inception in 1983. All other directors have served in such capacity as indicated in the following table. Directors Fitzgerald, Heytow and Stone are standing for re-election. With the exception of Mr. England, each executive officer has been with the Company since its inception in 1983. Mr. England has been an officer with the bank subsidiary of the Company since 1994 and was appointed as Vice President and Chief Marketing Officer of the Company in 2001. Officer appointments are made annually.

  Name and Age Position with                 Education, Principal Occupation
            Company             During Last Five Years, Other Directorships and Positions
            -------             ---------------------------------------------------------
Directors and Officers:
Eugene P. Heytow, 67.. Chairman   Harvard College, B.A. and University of Chicago Law
  of the Board, Chief             School, J.D.
  Executive Officer and           Oak Brook Bank*: Chairman of the Executive Committee.
  Chairman of the Executive       Amalgamated Investments Company, Chicago (holding
  Committee....................   company of Amalgamated Bank of Chicago)**:
                                  Chairman of the Board.
                                  Amalgamated Bank of Chicago**: Chairman of the Board.
                                  AmalgaTrust Company, Inc., Chicago (a wholly owned
                                  subsidiary of Amalgamated Bank of Chicago)**: Chairman
                                  of the Board.

Richard M. Rieser, Jr., 58..      Brown University, B.A. and University of Chicago Law
  President and Director.......   School, J.D.
                                  Oak Brook Bank*: Chairman of the Board and Chief
                                  Executive Officer.
                                  Amalgamated Bank of Chicago**: Senior Vice President.
                                  Family relationship: Mr. Rieser is married to Mr.
                                  Heytow's niece.

Frank M. Paris, 64.. Vice         Northwestern University, B.S.
  Chairman of the Board........   Oak Brook Bank*: Vice Chairman of the Board.

Miriam Lutwak Fitzgerald, 44..    Northwestern University, B.A. and Chicago Medical
  Director (1988-Present)......   School, M.D.
                                  Mimi S. Lutwak M.D.S.C.: President.
                                  Oak Brook Bank*: Director.
                                  Amalgamated Bank of Chicago**: Director.

Geoffrey R. Stone, 55.... Wharton School of Finance and Commerce, University of
  Director (1992-Present) Pennsylvania, B.S. and University of Chicago Law School, J.D.
                          The University of Chicago: Provost 1993 to 2001 and Harry
                          Kalven Distinguished Professor of Law.
                          The University of Chicago Hospitals: Director.
                          Argonne National Laboratory: Director.
                          The National Opinion Research Center: Director.
                          Oak Brook Bank*: Director.

      Name and Age                     Education, Principal Occupation
  Position with Company   During Last Five Years, Other Directorships and Positions
  ---------------------   ---------------------------------------------------------

Robert M. Wrobel, 52.....                   Northwestern University, B.A.
  Director (1996-Present)                   Oak Brook Bank*: Director and Assistant to the Chairman.
                                            Amalgamated Investments Company, Chicago (holding company
                                            of Amalgamated Bank of Chicago)**: Director and President.
                                            Amalgamated Bank of Chicago**: Director, President and
                                            Chief Executive Officer.
                                            AmalgaTrust Company, Inc., Chicago, (a wholly owned
                                            subsidiary of Amalgamated Bank of Chicago)**: Director,
                                            President and Chief Executive Officer

Michael L. Stein, 61.....                   Brown University, B.A. and University of Chicago Law School,
  Director (1998-Present)                   J.D.
                                            Brownson, Rehmus & Foxworth, Inc., Chicago,
                                            (Financial counseling): Director and Executive Vice President.
                                            Oak Brook Bank*: Director.

Stuart I. Greenbaum, 65..                   New York University, B.S. and The Johns Hopkins
  Director (1998-Present)                   University, Ph.D., Economics
                                            John M. Olin School of Business, Washington
                                            University: Dean.
                                            Stifel Financial Corp.: Director.
                                            Reinsurance Group of America: Director.
                                            Noble International: Director.
                                            Oak Brook Bank*: Director.

John W. Ballantine, 56...                   Washington & Lee University, B.A. and
  Director (1999-Present)                   University of Michigan, M.B.A.
                                            Private Investor: 1998-Present.
                                            First Chicago NBD Corporation/The First National
                                            Bank of Chicago, Chicago, 1970-1998,
                                            Executive Vice President and Chief Risk Management
                                            Officer, 1996-1998.
                                            Scudder Funds: Director/Trustee.
                                            Tokheim Corporation: Director.
                                            Oak Brook Bank*: Director.

Richard F. Levy, 72......                   Wharton School of Finance and Commerce,
  Director (2001-Present)                   University of Pennsylvania, B.S. and Columbia Law
                                            School, J.D.
                                            Jenner & Block (Law firm): Partner 2002 to Present.
                                            Altheimer & Gray (Law firm): Partner 1996 to 2002.
                                            Amalgamated Investments Company, Chicago
                                            (holding company of Amalgamated Bank of Chicago)**:
                                            Director.
                                            Ambassador Apartments, Inc.: Director.
                                            Danka Business Systems plc: Director.
                                            Matria Healthcare, Inc.: Director.
                                            Oak Brook Bank*: Director.

                     Name and Age                                    Education, Principal Occupation
                 Position with Company                  During Last Five Years, Other Directorships and Positions
                 ---------------------                  ---------------------------------------------------------

Other Executive Officers:

George C. Clam, 52.....................................                      Ripon College, B.A. and Northwestern University,
  Vice President and Chief Banking Officer.............                      M.B.A.
                                                                             Oak Brook Bank*: Director and President.

Rosemarie Bouman, 45...................................                      Indiana University, B.S., C.P.A.
  Vice President, Chief Financial Officer and Treasurer                      Oak Brook Bank*: Executive Vice President, Chief
                                                                             Financial Officer and Treasurer.

William E. Navolio, 52.................................                      University of Notre Dame, B.A. and Georgetown
  Vice President, General Counsel and Secretary........                      University, J.D.
                                                                             Oak Brook Bank*: Executive Vice President, Chief
                                                                             Legal Officer, Secretary and Compliance Officer.

Brian C. England, 39...................................                      Southern Illinois University, B.S.
  Vice President and Chief Marketing Officer...........                      Oak Brook Bank*: Executive Vice President and Head
                                                                             of Commercial Banking.

--------
   * Subsidiary of the Company
  ** Affiliate of the Company

                             CERTAIN TRANSACTIONS

   During 2001, directors and executive officers of the Company and their associates were customers of and had transactions with the Company's subsidiary bank. All such transactions were in the ordinary course of business.

   The subsidiary bank has made loans to certain of the directors and executive officers of the Company. These loans were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features.

                           REPORT OF AUDIT COMMITTEE

   The following report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

   The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company's financial reporting process as set forth in its Charter. The Audit Committee's primary duties and responsibilities are to: (i) monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance; (ii) monitor the independence and performance of the Company's independent external auditors and internal Audit Department; and (iii) provide an avenue of communication among the independent external auditors, management, the internal Audit Department, and the Board of Directors. The independent external auditors are responsible for auditing the Company's financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

   In the performance of its oversight function, the Audit Committee has reviewed and discussed the Company's audited financial statements with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. The Audit Committee has received a disclosure letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. Finally, the Audit Committee has considered whether other non-audit services provided by the independent auditors to the Company are compatible with maintaining the auditor's independence and has discussed with the independent auditors its independence.

   The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect to auditor independence. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company's external auditors are in fact "independent".

   Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Charter, the Audit Committee has recommended to the Board that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 to be filed with the Securities and Exchange Commission.

   Submitted by the Audit Committee of the Company's Board of Directors

Geoffrey R. Stone, Chairman
Dr. Miriam Lutwak Fitzgerald
Stuart I. Greenbaum
Michael L. Stein
John W. Ballantine

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

   Mr. Heytow, the Company's Chief Executive Officer, is a member of the Company's Compensation Committee. Mr. Heytow participated in the deliberations with regard to the compensation of the other named executive officers, but did not participate in the Committee's deliberations with respect to his own compensation.

   The following report of the Compensation Committee and Stock Option Advisory Committee and the Performance Graph included elsewhere in this Proxy Statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this report or the Performance Graph by reference therein.

               REPORT OF COMPENSATION COMMITTEE AND STOCK OPTION
                 ADVISORY COMMITTEE ON EXECUTIVE COMPENSATION
                        AND OTHER COMPENSATION MATTERS

   The Compensation Committee reviews and approves (a) compensation and benefits for employees of the Company and its subsidiary earning $75,000 or more, and (b) the company wide percentage compensation increase for all employees. The Compensation Committee also sets compensation and benefits for Messrs. Heytow, Rieser and Paris.

   The Stock Option Advisory Committee's (the "Advisory Committee") primary function is to administer the 2001 Stock Incentive Plan, the Annual Performance Bonus Plan (the "Performance Plan") and other compensation and bonus matters requiring a committee consisting solely of independent directors.

   The Compensation Committee and Stock Option Advisory Committee have furnished the following report on compensation:

SALARIES:

   In determining salaries, the Compensation Committee reviews information provided by the Company's management and considers a wide variety of factors. With respect to overall compensation and benefits, these include cost of living changes, competitive pay scales and Company performance. With respect to individual salaries, the factors include the level and complexity of the position, education and special training necessary or helpful to the position, promotions and growth in responsibility, relative pay within the Company, competitive pay (as determined by independent compensation surveys targeting national and local peer groups of financial institutions), cost of living changes, and individual, departmental and Company performance.

   With regard to the Company's Chief Executive Officer, Mr. Heytow's salary and benefits were determined by the Compensation Committee based upon the aforementioned considerations. In addition, his compensation was also in keeping with the Company's policy of compensating senior executive officers based on the safety and soundness of the Company and subsidiary bank and medium- and long- term growth and profitability. The Compensation Committee approved salary and benefits for Mr. Heytow for 2001 as set forth in the Compensation Table.

   With regard to the Company's President, Mr. Rieser's salary and benefits were also set by the Compensation Committee based upon the aforementioned considerations. His compensation was also based upon the Compensation Committee's determination of the importance of Mr. Rieser's involvement in the day-to-day management and leadership of the Company, as evidenced by the Company's overall safety and soundness and its medium- and long- term growth and profitability. The Compensation Committee approved salary and benefits for Mr. Rieser for 2001 as set forth in the Compensation Table.

BONUSES:

Senior Executive Group:

   In 2001, the Performance Plan provided additional incentive to Messrs. Heytow and Rieser. The Performance Plan provides for determination of a maximum tax deductible performance based bonus for each participating executive officer pursuant to a predetermined objective formula. Under the predetermined formula, the maximum bonus payment for the year is a pro rata portion of a bonus pool which is expressed as a product equal to the numerical value of the Company's net income for the year multiplied by a pre-established factor (the "multiplier") set by the Advisory Committee for such year (the "Bonus Pool"). For purposes of the formula: (a) "net income" means net income before income taxes, as adjusted by objective criteria selected by the Advisory Committee, including but not limited to, acquisition-related charges, litigation, claim judgments, or settlements; changes in accounting principles or other such laws or provisions; and extraordinary non-recurring items; and (b) the individual's pro rata portion is determined based on the individual's annual base salary as of March 1 of the year as compared to the March 1 annual base salaries of all individuals participating in the Performance Plan for that year. Pursuant to the Performance Plan, the maximum bonus earned by a participating executive officer cannot exceed three times such individual's annual base salary as of March 1.

   Under the Performance Plan, the Advisory Committee has discretion to reduce (but not increase) an individual's actual bonus payments from the pro rata portion of the Bonus Pool that would otherwise be payable under the above formula. The Performance Plan does not prescribe factors for the Advisory Committee to consider in determining whether to exercise such negative discretion.

   The Advisory Committee will certify in writing the bonus achieved and compute the amount of any bonuses earned promptly after the close of the calendar year; provided that the Advisory Committee may, based upon performance through November 30 of the year, authorize the advance payment on or before December 31 of such year of a substantial portion of the bonus expected to be earned for the year, in which case such payments shall reduce the amount of the bonus payable following the final certification by the Advisory Committee.

   In 2001, the Performance Plan provided for a bonus pool totalling $2,118,000 based on the multipler and the Company's net income; an amount equal to the Performance Plan maximum of three times Mr. Heytow's and Mr. Rieser's aggregate annual base salary. In determining the bonus to be paid, the Advisory Committee reviewed Company performance relative to peers on a number of measures including earnings per share growth, return on assets (ROA), return on equity
(ROE), non-performing assets, market price growth and market price of the Company's stock relative to its book value, and the level of bonus compensation paid in prior years. Based on this review, and in recognition of overall stronger performance in 2001, the Advisory Committee approved bonuses of $438,000 for Mr. Heytow and $621,000 for Mr. Rieser, or half of the maximum allowed.

Executive Group:

   In 2001, the Executive Group consisted of executive officers Rosemarie Bouman, George C. Clam, Brian C. England, William E. Navolio and Frank M. Paris. These executive officers earned discretionary bonuses based on a modified version of the factors applicable to the senior executive officer bonus determination. The executive officers could receive a maximum bonus of one times the executive officer's annual salary.

   A subjective, discretionary bonus may also be awarded and this bonus relates most closely to extra performance or results as compared to established goals, departmental business plans and budgets, short- and medium- term Company growth and profitability and successful business development efforts. No subjective, discretionary bonuses were awarded for 2001.

Department Heads and Managers:

   A formulaic approach is used to determine the discretionary bonuses for the individuals who serve as heads and managers of departments. The formula used a "Scorecard" which allows bonuses to be tied more objectively to performance. The formula gives a relative percentage weighting to the categories of individual performance, departmental performance and bank performance. Bonuses are limited to a maximum percentage of base annual salary as recommended by Management and approved by the Compensation Committee.

Marketing Officers:

   Marketing officers, primarily in the Commercial Banking and Investment Management and Trust Departments, have the opportunity to earn incentive pay. Incentive pay programs use a specific formula which is tied most closely to demand deposit funds and certain types of other business brought to the bank by commercial bankers and new trust fees brought to the Investment Management and Trust Department by trust marketing officers.

Mortgage Originators and Processors:

   Within the Residential Mortgage Lending Department, the mortgage originators and processors handle the origination of and the tracking, processing and closing of mortgages, respectively. The originators receive compensation and the processors receive bonuses that are based on formulas tied to volume.

Discretionary Bonuses:

   All other officers, including the groups as set forth above, may receive discretionary bonuses for any given year subject to the bonus limitations as described above. Generally these discretionary bonuses are tied to extra effort and/or results and are largely based upon individual performance.

STOCK OPTIONS:

   The Stock Option Advisory Committee also reviewed and approved stock options for certain officers. Messrs. Heytow and Rieser were each granted 12,000 stock options in January 2001. Certain members of the Executive Group, Department Heads, Department Managers, Marketing Officers and other officers of the subsidiary were also approved for stock options in January 2001.

   Section 162(m) of the Internal Revenue Code limits to $1 million the Company's allowable Federal income tax deduction for compensation paid for a calendar year to each of its Chief Executive Officer and four other most highly compensated executive officers. The allowable deduction for certain "performance-based" and other compensation is not, however, subject to the $1 million limitation. Based upon regulations, compensation attributable to the Company's current stock option plan and Performance Plan should be exempt from the deduction limitation as "performance-based." In 2001, the Compensation Committee did not make any changes in its policies relating to the other cash compensation paid to the executive officers in response to the $1 million deduction limitations because salary and discretionary bonuses which have been or can be expected to be paid to the Company's executive officers do not approach such level. Notwithstanding the above, in the future, the Compensation Committee or Stock Option Advisory Committee may determine after consideration of applicable circumstances that it would be in the best interests of the Company to pay compensation in an amount or manner that does not satisfy such rules governing deductibility.

      COMPENSATION COMMITTEE       STOCK OPTION ADVISORY COMMITTEE

      Dr. Miriam Lutwak Fitzgerald Dr. Miriam Lutwak Fitzgerald, Chairman
      Stuart I. Greenbaum          Stuart I. Greenbaum
      Eugene P. Heytow, Chairman   Michael L. Stein
      Michael L. Stein             Geoffrey R. Stone

                          SUMMARY COMPENSATION TABLE

   The following table sets forth the indicated compensation with respect to each of the last three fiscal years for the Company's Chief Executive Officer and its four other most highly compensated executive officers:

                                                                            Long Term
                                 Annual Compensation                       Compensation
-                           ------------------------                       ------------  All Other
                                   Salary     Bonus         Other Annual      Option    Compensation
Name and Principal Position Year ($) (1) (2) ($) (2)      Compensation (3)  Awards (#)    ($) (4)
--------------------------- ---- ----------- -------      ---------------- ------------ ------------
 Eugene P. Heytow.......... 2001   312,000   438,000             --           12,000       95,414
  Chief Executive Officer   2000   284,400   145,926             --            3,600      110,572
                            1999   291,332   352,285             --           20,000       95,415

 Richard M. Rieser, Jr..... 2001   425,600   621,000             --           12,000      103,981
  President                 2000   396,532   204,296             --            3,600      123,119
                            1999   383,260   472,323             --           20,000      105,493

 George C. Clam............ 2001   176,166   131,250/(5)/        --               --       20,142
  Vice President and        2000   160,792    42,660/(5)/        --            1,600       19,500
  Chief Banking Officer     1999   153,828    98,322/(5)/        --            4,500       17,270

 Rosemarie Bouman.......... 2001   159,128   121,100/(5)/        --               --       17,046
  Vice President,           2000   146,240    39,798/(5)/        --            1,600       16,673
  Chief Financial Officer   1999   139,500    91,541/(5)/        --            4,500       14,655
  and Treasurer

 William E. Navolio........ 2001   157,899   105,000/(5)/        --               --       18,199
  Vice President, General   2000   146,240    39,798/(5)/        --            1,600       17,797
  Counsel and Secretary     1999   139,500    91,541/(5)/        --            4,500       15,980

                     SUMMARY COMPENSATION TABLE FOOTNOTES

/(1)/ This column includes annual base salary, directors' fees and committee fees of the Company and its subsidiary.
/(2)/ These columns include amounts elected to be deferred under the Company's qualified and nonqualified deferred compensation plans.
/(3)/ Each named executive officer received perquisites and personal benefits in annual amounts below the applicable reporting threshold of the lesser of $50,000 or 10% of the base salary and bonus reported for such year.
/(4)/ This column includes: (i) the Company's contributions under its 401(k)
      Savings Plan, Stock Bonus Plan and related nonqualified deferred compensation plan; (ii) taxable income for life insurance benefits paid by the Company with respect to insurance policies covering the life of each named executive officer; and (iii) amounts paid to the named executive officer with respect to certain life insurance agreements, as set forth in the table below:

                                    (i)    (ii)    (iii)
                                  ------- ------- -------
                      Mr. Heytow. $35,136 $15,438 $44,840
                      Mr. Rieser. $48,964 $10,177 $44,840
                      Mr. Clam... $18,386 $ 1,756      --
                      Ms. Bouman. $16,520 $   526      --
                      Mr. Navolio $16,612 $ 1,587      --

/(5)/ Includes award of annual discretionary bonus to the named executive officer; however, at the election of the Company, payment of two-thirds of the bonus is deferred and is payable in equal increments in the following two years. The deferred amounts are subject to forfeiture upon the executive officer leaving the Company prior to payment.

     TRANSITIONAL EMPLOYMENT AND OTHER AGREEMENTS WITH EXECUTIVE OFFICERS

   The Company has entered into Transitional Employment Agreements with certain of its named executive officers. In the event of a change in control of the Company, the Agreements provide for an employment term of three years from the date of the change in control with compensation and benefits at the same level as in effect immediately preceding the change in control. If the executive officer's employment is involuntarily terminated by the Company or its successor (other than for cause) during the three-year employment term or within six months prior to and in connection with the change in control, or in the event of the executive officer's resignation under circumstances which constitute a constructive discharge, the executive officer is entitled to continue to receive salary, directors' fees and bonus payments, and to continue to receive the value of other benefits, for a period of 36 months from the date of such termination of employment. For Messrs. Heytow, Rieser and Paris (the "Senior Executive Officers"), the amount of such continuing salary, directors' fees and bonus payments will be based upon the level in effect at the time of the change in control, or if greater, termination of employment; but in either event no less than the average of such amounts received during the five-year period prior to the change in control. Salary and bonus continuation payments for the other executive officers will be based on the average of the annual salary and bonus payments received during the five year period prior to the year in which the change in control occurs. The Agreements also provide for payment of any accrued but unpaid bonuses, continuing access to the Company's group and executive medical plans after expiration of the 36-month compensation continuation period and continuing indemnification rights. In the event of an executive officer's death during the 36-month continuation period, the Agreements provide for a lump sum payment equal to the present value of the remaining salary and directors fees, and continuation of bonus payments and certain other benefits to the executive officer's designated beneficiary.

   "Cause" is generally defined in the Agreements as a felony conviction involving an act or acts of dishonesty or breach of trust or the continued and willful failure of the executive officer to substantially perform the officer's duties under the Agreement. "Constructive discharge" is defined generally to include a breach of the Company's obligations under the Agreement, a material diminution of the executive officer's duties and responsibilities, a change of the executive officer's primary employment location by more than 35 miles from the primary location in effect at the time of the change in control or a significant change in the executive officer's regularly-scheduled work hours from those in effect at the time of the change in control. In the case of Senior Executive Officers' voluntary resignations at any time during the first year of the employment term, or in the case of the other executive officers', voluntary resignation at any time during the first year of the employment term but after the termination or the announcement of the termination of Mr. Rieser's employment will also constitute resignation under circumstances which constitute a constructive discharge. Salary and bonus continuation payments to those executive officers who are not Senior Executive Officers are subject to reduction to the extent necessary so that no portion of those amounts will be subject to the excise tax imposed under the Internal Revenue Code on payments which may be deemed to be "excess parachute payments". The compensation and benefits payable to the Senior Executive Officers under the Transitional Employment Agreements will be increased to the extent necessary to gross-up such compensation and benefits, or the compensation and benefits payable under any other plan or program of the Company, to the extent the Senior Executive Officer would be subject to the excise tax upon the receipt thereof.

   The Company has also entered into Supplemental Pension Agreements with Messrs. Heytow and Rieser. Under these Agreements, the Company is obligated to provide at a prescribed retirement date, a supplemental pension in the form of a life and 15-year certain annuity based upon a percentage of the executive officer's final base salary. Mr. Heytow's retirement date is January 1, 2007 and the percentage of final base salary to be used in determining his benefit is 25%; Mr. Rieser's retirement date is January 1, 2015 and the percentage of final base salary is 50%. In the event of termination of employment prior to the applicable retirement date, the supplemental pension payable at the retirement date will be prorated based on years of service from October 1994 to the date of his termination of employment. No proration of the amount of the supplemental pension payable is required, however, if the termination of the executive officer's employment was involuntary (other than for cause) or voluntary following an event that would constitute a constructive discharge as defined in the

Transitional Employment Agreements (without regard to whether or not a change in control has occurred). An actuarially reduced supplemental pension may be paid prior to the applicable retirement date to the executive officer in the event of termination of employment prior to such date.

   The Company has entered into Agreements Regarding Post-Employment Restrictive Covenants with Messrs. Heytow, Rieser and Paris, under which the executive officers agree that following termination of employment for any reason other than death, the executive officer will not, for a period of twenty-four months, directly or indirectly solicit any customer of the Company or its affiliates not to do business with the Company or such affiliates or to solicit or encourage any employee of the Company or its affiliates to terminate his or her employment. In addition, the Agreements impose confidentiality obligations on the executive officer. As consideration for the restrictive covenants, the Company is obligated to pay 12 annual payments of $80,000 each to Messrs. Heytow and Rieser and of $25,000 to Mr. Paris.

                              OPTION GRANTS TABLE

   The following table sets forth certain information concerning grants of stock options during the year ended December 31, 2001 to each of the executive officers named in the Summary Compensation Table.

                                              Individual Grants
                       ---------------------------------------------------------------
                       Number of  Percent of Total
                       Securities     Options
                       Underlying    Granted to     Exercise
                        Options    Directors and    of Base
                        Granted     Employees in     Price    Expiration  Grant Date
    Name                 (#)(1)   Fiscal Year (2)  ($/Sh) (3)    Date    Value ($) (4)
    ----               ---------- ---------------- ---------- ---------- -------------
Eugene P. Heytow......   12,000        18.96%        18.125    1/23/11      55,200
Richard M. Rieser, Jr.   12,000        18.96%        18.125    1/23/11      55,200
George C. Clam........       --           --             --         --          --
Rosemarie Bouman......       --           --             --         --          --
William E. Navolio....       --           --             --         --          --

--------

/(1) Represents stock options issued under the Company's 2001 Stock Incentive
     Plan. The options were granted for a term of 10 years subject to earlier termination because of death or permanent disability. The options become 33.3% vested for Messrs. Heytow and Rieser on the first anniversary date of grant and vest an additional 33.3% on each subsequent anniversary; however, in the event of a change in control, the options immediately become 100% vested. /

/(2) The percentages shown in the table are based on total options granted to directors and employees in 2001 of 63,300 shares of the Company's Common Stock. /

/(3) The exercise price of each stock option was the closing market price of Common Stock on the day preceding the date of grant. /

/(4) The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 2001: risk-free interest rates of 4.26%; dividend yields of 3.1%; volatility factor of the expected market price of the Company's Common Stock of 31.3%, and a weighted-average expected life of the option of 5 years. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. /

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                      AND
                            YEAR-END OPTION VALUES

   The following table sets forth the indicated year-end 2001 value and number of unexercised options for each of the executive officers named in the Summary Compensation Table.

                                                                            Value of
                                                        Number of          Unexercised
                                                       Unexercised        In-the-Money
                                                       Options at          Options at
                                                    December 31, 2001 December 31, 2001 (1)
                                                    ----------------- ---------------------
                           Shares Acquired  Value                         Exercisable/
                             on Exercise   Realized   Exercisable/        Unexercisable
    Name                         (#)         ($)    Unexercisable (#)          ($)
    ----                   --------------- -------- ----------------- ---------------------
Eugene P. Heytow..........         --           --    82,833/24,267     1,024,315/140,903
Richard M. Rieser, Jr.....         --           --    69,083/24,267       799,840/140,903
George C. Clam............      3,000       28,125     17,520/3,580        206,228/21,636
Rosemarie Bouman..........         --           --     23,520/3,580        303,968/21,636
William E. Navolio........         --           --     20,520/3,580        253,928/21,636

/(1) Based on Company's Common Stock price on December 31, 2001 of $24.15 per share. /

                       FIVE YEAR PERFORMANCE COMPARISON

   The graph below provides an indicator of total return performance for the Company's stock for the past five years as compared with the Center for Research in Security Prices (CRSP) Index for the Nasdaq Stock Market(R)/ (U.S. Companies) and a Peer Group, the CRSP Index for NASDAQ Bank Stocks. /

Comparison of Five Year Cumulative Total Returns
Performance Graph for
First Oak Brook Bancshares, Inc.

                                    [CHART]

(including data to 12/31/2001)

              First              Nasdaq          Nasdaq
Date          Oak Brook          Stock Market    Bank
Date          Bancshares, Inc.   (US Companies)  Shares
12/31/96      100.00             100.00          100.00
 1/31/97      100.86             107.09          105.56
 2/28/97      107.33             101.17          111.52
 3/31/97      107.87              94.57          107.50
 4/30/97      123.59              97.52          109.92
 5/30/97      126.84             108.56          116.78
 6/30/97      137.68             111.90          125.09
 7/31/97      150.20             123.69          134.69
 8/29/97      134.97             123.50          133.60
 9/30/97      148.03             130.81          147.53
10/31/97      161.74             124.01          148.13
11/28/97      180.31             124.66          153.89
12/31/97      209.82             122.48          167.43
 1/30/98      185.31             126.37          160.10
 2/27/98      206.14             138.24          168.92
 3/31/98      219.30             143.35          176.99
 4/30/98      215.69             145.77          179.24
 5/29/98      209.08             137.68          173.14
 6/30/98      204.68             147.30          173.50
 7/31/98      188.93             145.58          168.31
 8/31/98      181.19             116.71          137.07
 9/30/98      174.56             132.90          146.45
10/30/98      170.93             138.74          157.06
11/30/98      169.82             152.85          162.02
12/31/98      164.27             172.70          166.35
 1/29/99      164.04             197.77          162.23
 2/26/99      160.69             180.06          160.83
 3/31/99      155.67             193.68          159.62
 4/30/99      166.71             199.92          171.35
 5/28/99      175.13             194.38          168.57
 6/30/99      180.74             211.82          171.37
 7/30/99      180.51             208.00          166.40
 8/31/99      179.95             216.80          160.17
 9/30/99      169.23             217.09          155.96
10/29/99      167.86             234.49          168.39
11/30/99      168.99             263.02          165.96
12/31/99      167.86             320.87          159.91
 1/31/00      149.42             309.03          150.15
 2/29/00      144.29             367.82          135.32
 3/31/00      142.58             360.23          144.44
 4/28/00      140.16             302.99          140.49
 5/31/00      139.01             266.44          147.34
 6/30/00      125.22             313.22          140.52
 7/31/00      133.74             296.25          146.34
 8/31/00      132.01             331.26          157.06
 9/29/00      144.17             288.23          167.16
10/31/00      143.46             264.56          165.00
11/30/00      147.55             203.83          166.17
12/29/00      164.46             193.00          182.40
 1/31/01      192.48             216.41          183.45
 2/28/01      185.44             167.55          178.04
 3/30/01      182.51             144.07          174.70
 4/30/01      182.24             165.56          178.44
 5/31/01      191.49             165.37          186.18
 6/29/01      210.09             169.80          194.92
 7/31/01      227.64             159.00          199.81
 8/31/01      225.84             141.68          191.94
 9/28/01      195.00             117.81          189.58
10/31/01      211.06             132.92          181.45
11/30/01      213.73             151.84          190.29
12/31/01      230.43             153.15          197.48

Legend

Symbol    CRSP Total Returns Index for:       12/1996   12/1997   12/1998   12/1999   12/2000   12/2001
          First Oak Brook Bancshares, Inc.     100.0     209.8     164.3     167.9     164.5     230.4
          Nasdaq Stock Market (US Companies)   100.0     122.5     172.7     320.9     193.0     153.1
          Nasdaq Bank Stocks                   100.0     167.4     166.4     159.9     182.4     197.5
          SIC 6020 6029, 6710 6719 US & Foreign

Notes:

A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.

B. The indexes are reweighted daily, using the market capitalization on the previous trading day.

C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.

D.   The index level for all series was set to $100.0 on 12/31/1996.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 and regulations thereunder require directors and certain officers of the Company and persons who beneficially own more than 10% of the Company's stock to file initial reports of ownership and reports of changes in ownership of the Company's stock with the Securities and Exchange Commission and to furnish the Company with copies of such reports. Based solely upon the review of copies of such reports furnished to the Company and representations of reporting persons, all reports were timely filed in 2001, except that (i) a Form 3 Report was inadvertently not filed in April 2001 for director Levy with respect to his ownership of 2,000 shares of the Company's Common Stock; director Levy's Form 3 Report was subsequently filed in October 2001; and (ii) a Form 4 Report was inadvertently not filed in May 2001 for executive officer England with respect to his purchase of 50 shares of the Company's Common Stock; executive officer England's Form 4 Report was subsequently filed in February 2002.

                       SELECTION OF INDEPENDENT AUDITORS

   The Board of Directors has selected KPMG LLP ("KPMG") as independent auditors for the Company for the year ending December 31, 2002. The Board recommends ratification of this action. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions from shareholders at the Annual Meeting.

Audit Fees

   KPMG has billed the Company $58,000, in the aggregate, for professional services rendered by them for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2001, and the reviews of the interim financial statements included in the Company's Quarterly Reports on Forms 10-Q filed with the Securities and Exchange Commission (the "SEC") during the fiscal year ended December 31, 2001.

Financial Information Systems Design and Implementation Fees

   KPMG provided no professional services to the Company of the nature described in Regulation S-X Rule 2-01 (c) (4) (ii) during the fiscal year ended December 31, 2001.

All Other Fees

   KPMG has billed the Company $32,415, in the aggregate, for all other services rendered by them, exclusive of those described above under "Audit Fees", during the fiscal year ended December 31, 2001. This amount includes audit related fees of $16,765 and non-audit related fees of $15,650. Audit related fees include employee benefits plan audits, registration statements required by the SEC, and other reports required by bank regulatory agencies; non-audit related fees include accounting consultations, tax return review and tax consultation services.

   The Board of Directors recommends ratification of the selection of KPMG LLP as the Company's independent auditors.

                             SHAREHOLDER PROPOSALS

For Inclusion in Proxy Statement

   To be considered for inclusion in the Company's proxy and form of proxy relating to the 2003 Annual Meeting of Shareholders, a stockholder proposal must be received prior to December 4, 2002, by the Secretary of the Company at the address set forth on the first page of this Proxy Statement. Any such proposal will be subject to 17 C.F.R. Section 240.14a-8 of the Rules and Regulations under the Securities Exchange Act of 1934.

        DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING THE SAME ADDRESS

   The Company is delivering a single annual report, proxy statement and 10-K report to any household at which two or more shareholders of the Company reside, unless the Company has received contrary instructions from one or more of the shareholders.

   A shareholder may receive separate copies or, if currently receiving multiple copies, request only a single copy of the documents listed above by calling or writing Ms. Diane Hirshberg in the Company's Shareholder Services department. Ms. Hirshberg may be contacted by calling toll-free at 800-536-3000 ext. 255, or writing to First Oak Brook Bancshares, Shareholder Services, 1400 Sixteenth Street, Oak Brook, Illinois 60523.

Notice of Business to Be Conducted at an Annual Meeting

   Pursuant to the By-laws, only business brought by or at the direction of the Board of Directors may be conducted at an annual meeting. The By-laws of the Company provide for an advance notice procedure for a shareholder to properly bring business before an annual meeting. For the 2003 Annual Meeting, the shareholder must give written advance notice to the Secretary of the Company not later than January 2, 2003; provided, however, that in the event that the date of the 2003 Annual Meeting is held before April 2, 2003 or after July 2, 2003, notice by the shareholder will be timely if it is received not later than the close of business on later of (a) 120 days prior to the date of the meeting or (b) the tenth (10th) day following the date on which notice of the annual meeting date was publicly announced. The advance notice by a shareholder must include the shareholder's name and address, as they appear on the Company's record of shareholders, a brief description of the proposed business, the reason for conducting such business at the annual meeting, the class, the number of shares of the Company's capital stock that are beneficially owned by such shareholder, any material interest of such shareholder in the proposed business and whether the shareholder intends to solicit proxies or participate in the solicitation of proxies in support of such proposal. In the case of nominations to the Board of Directors, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement or the proxy relating to any annual meeting any shareholder proposal which does not meet all of the requirements for inclusion established by the United States Securities and Exchange Commission in effect at the time such proposal is received.

Other Matters Which May Properly Come Before the Meeting

   The Board of Directors knows of no business which will be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting of Shareholders. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          William E. Navolio
                                              Secretary

Oak Brook, Illinois
April 1, 2002

                                  APPENDIX A

                       FIRST OAK BROOK BANCSHARES, INC.
                         EMPLOYEE STOCK PURCHASE PLAN

   1. Purpose. The First Oak Brook Bancshares, Inc. Employee Stock Purchase Plan is designed to encourage greater stock ownership among employees, by providing an easy, cost-effective way to purchase First Oak Brook Bancshares, Inc. ("First Oak Brook" or the "Company") stock.

   2. Definitions.

   (a) "Board" means the Board of Directors of the Company.

   (b) "Code" means the Internal Revenue Code of 1986, as amended.

   (c) "Committee" means the Stock Option Advisory Committee of the Board or any other committee designated by the Board to administer this Plan.

   (d) "Common Stock" means the Common Stock, $2.00 par value per share, of the Company.

   (e) "Considered Compensation" means compensation as defined by the Committee in accordance with Section 423 of the Code and applicable regulations.

   (f) "Fair Market Value" as of any date means the closing price as recorded by the NASDAQ National Market on the next preceding day on which a closing price was recorded; provided, however, the Committee may specify some other definition of Fair Market Value.

   (g) "First Oak Brook" or "Company" means First Oak Brook Bancshares, Inc., a Delaware corporation.

   (h) "Offering Period" means the term of any offering under the Plan as determined by the Committee which shall be at least six months in duration, but no more than 26 months in duration.

   (i) "Participating Subsidiary" means any subsidiary or affiliate company of First Oak Brook designated by the Committee if on the first date of the Offering Period, First Oak Brook or a subsidiary or affiliate of First Oak Brook, individually or collectively, owns 50% or more of the total combined voting power of all classes of stock of such company.

   (j) "Share Reserve" means the maximum number of shares of Common Stock which may be issued under this Plan. Subject to adjustment pursuant to Section 8(g) below, the Share Reserve shall be 100,000 shares of Common Stock.

   (k) "Payroll Deductions Account" means a non-interest bearing bookkeeping account maintained on behalf of the participating employee to which payroll withholding amounts authorized under Section 8(b) below are credited and amounts are deducted to purchase Shares pursuant to Section 3(d) below.

   (l) "Plan" means this First Oak Brook Bancshares, Inc. Employee Stock Purchase Plan.

   (m) "Purchase Date" means the last day of an Offering Period or any other day or days the Committee may prescribe under Paragraph 8(d)(ii).

   The masculine pronoun wherever used herein is deemed to include the feminine, and the singular shall be deemed to include the plural whenever the context requires.

   3. Administration. The Plan shall be administered by the Committee. The Committee, by majority action thereof (whether taken during a meeting or by written consent), is authorized to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company, and to make all other determinations necessary or advisable for the administration of the Plan. To the extent deemed necessary or advisable for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, any member of the Committee who is not a "non-employee director" under such Rule may abstain or rescue himself from any action of the Committee, in which case a majority action of the remaining members shall constitute a majority action of the Committee.

   The Committee may employ such agents, attorneys, accountants or any other persons and delegate to them such powers, rights and duties, as the Committee may consider necessary to properly carry out the administration of the Plan. The interpretation and construction by the Committee of any provisions of the Plan and the terms and conditions of an offering including employee participation thereunder and any determination by the Committee pursuant to any provision of the Plan shall be final and conclusive.

   4. Offerings Under The Plan. The Committee shall determine whether First Oak Brook shall make an offering to all of the then eligible employees, provided, however, that it shall be under no obligation to do so. In the event of an offering under the Plan, an offering prospectus, or such other document as may then be required under applicable law, shall be prepared which outlines the specific terms and conditions of such offering.

   5. Eligibility. All employees of First Oak Brook or of any Participating Subsidiary shall be eligible to participate in an offering under the Plan except that the Committee may, with respect to any offering, exclude from eligibility (a) any employee who normally works less than 20 (or such lesser number determined by the Committee) hours a week, (b) any employee who normally works less than five (or such lesser number determined by the Committee) months a year, (c) any employee who, on the first date of the applicable Offering Period (or, such later date as may otherwise be required in order to comply with Section 423 of the Code), has not been employed by First Oak Brook or a Participating Subsidiary for at least 24 (or such lesser number determined by the Committee) months immediately prior thereto, and (d) any employee who is a highly compensated employee (as defined in Section 414(q) of the Code). Notwithstanding the previous sentence, under any offering, the Committee may permit employees not otherwise eligible to participate on the first date of the applicable Offering Period who later satisfy the eligibility requirements of this paragraph to begin participating as of a subsequent date determined by the Committee. In the case of an employee of a Participating Subsidiary who became employed as a result of the acquisition by First Oak Brook or a Participating Subsidiary of all or part of the assets or stock of such employee's previous employer, the employee's employment date will be considered to be the date he was employed by his previous employer, unless otherwise determined by the Committee.

   6. Stock. The stock offered hereunder shall be shares of authorized but unissued Common Stock or treasury shares owned by the Company. Subject to adjustment in accordance with the provisions of Paragraph 8(g), the total number of shares of Common Stock which may be offered shall not exceed Share Reserve. If at any time participating employees elect to purchase more than the Share Reserve, then the number of shares of Common Stock which may be purchased by each participating employee shall be reduced pro rata. In the event that an employee's participation under the Plan for any reason ends or is terminated and the shares which are subject to option are not purchased, such unpurchased shares of Common Stock shall again be available for offering under the Plan.

   7. Number of Shares Which an Employee May Purchase. First Oak Brook may grant to each participating employee, on a nondiscriminatory basis, an option to purchase up to a number of shares of Common Stock with respect to a given offering as shall have an aggregate purchase price (as determined under Section 8(a) below) not in excess of the lesser of (a) 15 percent of such employee's Considered Compensation during the Offering Period, or (b) such lesser amount as the Committee may determine.

   Notwithstanding the foregoing provisions of this Plan, no employee may participate in an offering under the Plan (i) if such participation would permit the employee to purchase shares of Common Stock under all the employee stock purchase plans of First Oak Brook and its Participating Subsidiaries qualified under Section 423 of the Code at a rate which exceeds $25,000 in fair market value of such shares for each calendar year in which such employee participates in the Plan (such value to be determined on the first date of the Offering Period), or (ii) if such employee, immediately after his participation commences, owns stock possessing five percent or more of the total combined voting power or value of all classes of stock of First Oak Brook or any Participating Subsidiary. For such purpose, the rules of Section 424(d) of the Code, as amended, shall apply in determining the stock ownership of an employee, and stock which the employee may purchase pursuant to his participation in the Plan and under all other plans or options of First Oak Brook or any Participating Subsidiary shall be treated as stock owned by the employee.

   8. Terms and Conditions of Participation in an Offering Under the Plan. An eligible employee's participation in an offering under this Plan shall comply with and be subject to the following:

   (a) Purchase Price. The purchase price per share of Common Stock shall be established by the Committee at the outset of the offering; provided, however, the purchase price may not be lower than the lesser of 90% of the Fair Market Value of the shares of Common Stock on the first date of the Offering Period or 90% of the Fair Market Value of the shares of Common Stock on the Purchase Date.

   (b) Purchase Deductions Account. A participating employee shall authorize the withholding from his compensation, throughout the Offering Period, of a dollar amount or percent of Considered Compensation per pay period, the maximum of which is subject to the limits of Paragraph 7 or other lesser limitations set by the Committee. Withheld amounts will be credited to the employee's Payroll Deductions Account. The employee shall not be entitled to make any other deposits to his Payroll Deductions Account, unless the Committee so determines, and then, only to the extent permitted by the Committee and subject to the applicable limitations contained in Section hereof.

   The employee may, at times and in the manner permitted by the Committee, elect to change the amounts to be withheld from his compensation for credit to his Payroll Deductions Account for periods after such election has been received and approved by First Oak Brook provided such election complies with the limitations set forth in Section 7.

   The employee may withdraw funds accumulated in his Payroll Deductions Account at such times as the Committee may provide.

   (c) No Interest Payable on the Payroll Deductions Account. No interest or other earnings will be paid or credited with respect to amounts credited to the Payroll Deductions Accounts.

   (d) Purchase of Shares.

      (i) Subject to earlier purchase pursuant to Paragraphs 8(d)(ii), 8(f) and 8(h) hereof, each employee shall specify on or before the Purchase Date whether he desires to purchase all, a portion or none of the shares of Common Stock which he is entitled to purchase as a result of his participation in the offering. Except as set forth in the next paragraph, if the employee fails to deliver the notification referred to in this paragraph, such failure shall be deemed an election by the employee to exercise his right to purchase on the Purchase Date all of the shares of Common Stock which he is entitled to purchase.
      On the Purchase Date, the Bank shall cause the funds then credited to employee's Payroll Deductions Account to be applied to the purchase price of the shares of Common Stock the employee elected to purchase. Any funds remaining in the Payroll Deductions Account after such purchase will be retained and applied to a subsequent Offering Period unless the employee requests that such amount be paid to the employee, in which case the Payroll Deductions Account will be closed.

      (ii) The Committee may determine that First Oak Brook shall make an offering which shall have more than one Purchase Date and, in such case, the Committee shall establish the dates (each a "Purchase Date") on which purchases of shares of Common Stock can or will be made by participating employees during an Offering Period. The Committee shall set the terms, conditions and other procedures necessary for the proper administration of such Offering.

   (e) Termination of Participation by Employee. An employee who participates in an offering may at any time on or before the expiration of the Offering Period terminate participation by written notice of such termination on a form prescribed by the Committee and delivered to First Oak Brook. As soon as practicable thereafter, all funds if any, then credited to his Payroll Deductions Account will be paid to the employee and his Payroll Deductions Account will be closed.

   (f) Termination of Employment. In the event that a participating employee's employment with First Oak Brook and/or a Participating Subsidiary terminates during the term of an Offering Period, his participation under the Plan shall terminate immediately and within a reasonable time thereafter all funds, if any, then credited to his Payroll Deductions Account will be paid to the employee. However, if any termination of employment is for reasons of total and permanent disability or retirement (as determined by the Committee), the employee shall have the right within three months from the date of his retirement or disability (unless the Offering Period shall first expire in which event such right may be exercised only on or prior to such expiration) to elect to purchase all or fewer than all of the shares of Common Stock which he is entitled to purchase or to receive the proceeds of his Payroll Deductions Account in cash.

   If the employee dies while in the employment of First Oak Brook or a Participating Subsidiary during the term of an offering in which he is participating, his estate, personal representative, or beneficiary shall have the right, at any time within 12 months from the date of his death (unless the expiration of the Offering Period shall first occur in which event such right may be exercised only on or prior to such expiration), to elect to purchase all or fewer than all of the shares of Common Stock which the deceased employee would have otherwise been entitled to purchase or to receive the cash on deposit in the deceased employee's Payroll Deductions Account.

   (g) Recapitalization. The aggregate number of shares of Common Stock which may be offered under the Plan, the number of shares of Common Stock which each employee is entitled to purchase as a result of his participation in an offering and the purchase price per share for each such offering shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend, or other increase or decrease in such shares of Common Stock, effected without receipt of consideration by First Oak Brook; provided, however, that any fractional shares of Common Stock resulting from any such adjustment shall be eliminated.

   Subject to any required action by stockholders, if First Oak Brook shall be the surviving or resulting corporation in any merger or consolidation, excluding for this purpose a merger or consolidation which, or the approval of which by the stockholders of First Oak Brook, constitutes a Change of Control (and, thus, the consequences of which are otherwise provided for in Section 8(h) hereof), any employee's rights to purchase stock pursuant to participation in an offering hereunder shall pertain to and apply to the shares of stock to which a holder of the number of shares of Common Stock subject to such rights would have been entitled; but a dissolution or liquidation of First Oak Brook or a merger or consolidation in which First Oak Brook is not the surviving or resulting corporation, excluding for this purpose a merger or consolidation which, or the approval of which by the stockholders of First Oak Brook, constitutes a Change of Control (and, thus, the consequences of which are otherwise provided for in Section 8(h) hereof), shall cause all participation in any offering made under the Plan which is then in effect to terminate, except that the surviving or resulting corporation may, in its absolute and uncontrolled discretion, tender an offer to purchase its shares on terms and conditions both as to the number of shares and otherwise, which will substantially preserve the rights and benefits of employees participating in an offering then in effect under the Plan.

   In the event of a change in Common Stock which is limited to a change in the designation thereof to "Capital Stock" or other similar designation, or to a change in par value thereof, or from par value to no par value, without increase in the number of issued shares, the shares resulting from any such change shall be deemed to be Common Stock within the meaning of the Plan.

   (h) Change of Control. Anything in the Plan to the contrary notwithstanding, the date on which a "Change of Control" (as defined below) occurs shall be considered to be a Purchase Date with respect to all Offering Periods under the Plan and each employee who is a participant in the Plan shall thereupon have the right to purchase all or fewer than all of the shares of Common Stock which he is entitled to purchase as a result of his participation in the offering with the funds, if any, then credited to his Payroll Deductions Account or to be promptly paid in cash all funds, if any, in his Payroll Deductions Account. For this purpose, a "Change of Control" shall mean a "Change in Control" as defined in the Company's 2001 Stock Incentive Plan.

   (i) Assignability. No Payroll Deductions Account, or option to purchase shares of, Common Stock hereunder shall be assignable, by pledge or otherwise, or transferable except by will or by the laws of descent and distribution; and no right of any employee to purchase stock pursuant to an offering made hereunder shall be subject to any obligation or liability of such employee or have a lien imposed upon it. During the lifetime of an employee, the shares of Common Stock which he is entitled to purchase under the Plan may be purchased only by the employee.

   (j) Restrictions on Transferability. If, at the time of the purchase of shares of Common Stock under the Plan, in the opinion of counsel for First Oak Brook, it is necessary or desirable, in order to comply with any applicable laws or regulations relating to the purchase or sale of securities, that the employee purchasing such shares shall agree not to purchase or dispose of such shares otherwise than in compliance with the Securities Act of 1933 or the Exchange Act, as amended, and the rules and regulations promulgated thereunder, the employee will, upon the request of First Oak Brook, execute and deliver to First Oak Brook an agreement to such effect.

   (k) Rights as Stockholder. An employee who is a participant hereunder shall have no rights as a stockholder with respect to shares of Common Stock which he is entitled to purchase under the Plan until the date of the issuance of the shares of Common Stock to the employee.

   (l) Miscellaneous. The terms and conditions of participation under the Plan may include such other provisions as the Board shall deem advisable, including without limitation, provisions which may require participants to notify First Oak Brook promptly in writing if such participant disposes of stock acquired hereunder prior to the expiration of applicable holding periods under Section 423 of the Code.

   9. Conformance with Tax and Securities Laws. The Plan and all offerings under the Plan are intended to comply in all aspects with Section 423 of the Code (or its successor section) and Rule 16b-3 promulgated under the Exchange Act, as amended from time to time. Should any of the terms of the Plan or offerings be found not to be in conformity with the terms of Section 423 or Rule 16b-3, such terms shall be invalid and shall be omitted from the Plan or the offering but the remaining terms of the Plan shall not be affected. However, to the extent permitted by law, any provisions which could be deemed invalid and omitted shall first be construed, interpreted or revised retroactively to permit this Plan to be construed in compliance with all applicable laws (including Rule 16b-3) so as to foster the intent of this Plan.

   10. Amendments. The Board may alter, amend, suspend, discontinue or terminate the Plan at any time for any reason; provided that subject to Section 8(g), no such amendment or terminating can adversely affect options previously granted.

   11. Application of Funds. The proceeds received by First Oak Brook from the sale of Common Stock under the Plan, except as otherwise provided herein, will be used for general corporate purposes.

   12. No Obligation to Purchase Shares. Participation under the Plan shall impose no obligation upon the employee to purchase any shares of Common Stock which are the subject of his participation.

   13. Withholding. Any amounts to be paid or shares of Common Stock to be delivered by First Oak Brook under the Plan shall be reduced to the extent permitted or required under applicable law by any income, payroll or other taxes or any other sums required to be withheld by First Oak Brook or any Participating Subsidiary and the Committee may condition the purchase of shares hereunder upon the participant's payment or making arrangements for the payment of any such taxes or other sums.

   14. Governing Law. Except where such laws may be superseded by Federal Law, this Plan and the terms and conditions of participation in the Plan, shall be construed in accordance with and governed by the laws of the State of Delaware; provided, however, in the event the Company's state of incorporation shall be changed, then the law of such new state of incorporation shall govern.

   15. Regulatory Authorities. Each and every obligation and undertaking of First Oak Brook hereunder is subject to the proviso that if at any time the Board determines that the listing, registration or qualification of the shares covered hereby or by an option issued hereunder upon any securities exchange or under any state or federal law, or the consent or approval of any governmental agency or regulatory body, is necessary or desirable as a condition to or in connection with the grant or exercise of any option hereunder, such grant or exercise shall be deemed to be without effect hereunder until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board.

   16. Designation of Beneficiary. Each employee may designate any person or entity as such employee's beneficiary who shall, in the event of the employee's death, receive shares of Common Stock under the Plan or the funds in the employee's Payroll Deductions Account. Each designation of a beneficiary by an employee will revoke all previous designations under the Plan made by that employee and will be effective only when filed in writing with First Oak Brook in accordance with procedures established by the Committee during the employee's lifetime. If any employee fails to designate a beneficiary in the manner provided above, or if the beneficiary designated by an employee dies before the employee or before issuance of all shares of Common Stock due to the employee under the Plan is completed, the Board or the Committee shall distribute the employee's shares to the legal representative or representatives of the estate of the later to die of the employee or the employee's designated beneficiary.

   17. Indemnification. Any person who is or was a director, officer, or employee of First Oak Brook or a Participating Subsidiary and each member of the Committee shall be indemnified and saved harmless by First Oak Brook to the extent legally permissible from and against any and all liability or claim of liability to which such person may be subjected by reason of any act done or omitted to be done in good faith with respect to the administration of the Plan, including all expenses reasonably incurred in his defense in the event that First Oak Brook fails to provide such defense.

   18. Rights To Employment. Participation under the Plan shall not confer upon any employee any right with respect to continued employment by First Oak Brook or a Participating Subsidiary.

   19. Expenses. All expenses of administering the Plan shall be borne by First Oak Brook.

   20. Facility of Payment. Whenever the Committee considers that an employee or a beneficiary entitled to shares of Common Stock or proceeds under the Plan is under a legal disability or is incapacitated in any way so as to be unable to manage his financial affairs, the Committee may direct that such shares of Common Stock or proceeds be issued directly to such employee or beneficiary, to the legal guardian or conservator of such employee or beneficiary, to a relative of such employee or beneficiary to be expended by such relative for the benefit of such employee or beneficiary, to a custodian for such beneficiary under a Uniform Transfers or Gifts to Minors Act or comparable statute of any state, or expended for the benefit of such employee or beneficiary, as the Committee considers advisable.

   21. Effective Date; Term. The Plan shall become effective upon the date (the "Effective Date") the Plan is approved by the shareholders of First Oak Brook and shall continue in effect until the first Purchase Date that is more than ten years after the Effective Date, unless earlier terminated in accordance with Section 11.

PROXY
                       FIRST OAK BROOK BANCSHARES, INC.
               1400 SIXTEENTH STREET, OAK BROOK, ILLINOIS 60523
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned stockholder(s) of First Oak Brook Bancshares, Inc., a Delaware corporation (the "Company"), does (do) hereby constitute and appoint Eugene P. Heytow, Frank M. Paris and Richard M. Rieser, Jr., or any one or more of them, each with full power of substitution, to appear and act as the proxy or proxies of the undersigned at the Annual Meeting of Shareholders of the Company to be held in the Conference Center of the Oak Brook Bank Building, 1400 Sixteenth Street, Oak Brook, Illinois, 60523, on Tuesday, May 7, 2002 at 10:00 a.m. and at any adjournment thereof, and to vote all the shares of Common Stock of the Company standing in the name of the undersigned, or which the undersigned may be entitled to vote, as fully as the undersigned might or could do if personally present, as set forth below.

1. The election of three (3) Class III directors of the Company's Board of Directors.
        [_] For All          [_] Withheld For All       [_] For All Except

   Nominees: Miriam Lutwak Fitzgerald, Eugene P. Heytow and Geoffrey R. Stone

   Instructions: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.


   -----------------------------------------------------------------------------

2. Consideration and approval of the Company's Employee Stock Purchase Plan.
          [_] FOR                 [_] AGAINST               [_] ABSTAIN

3. Ratification of the appointment of KPMG as independent auditors of the
   Company.
          [_] FOR                 [_] AGAINST               [_] ABSTAIN

   In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                 (Continued and to be signed on reverse side)

                          (Continued from other side)

   This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this Proxy will be voted "FOR ALL" of the three nominees for director; "FOR" the approval of the Company's Employee Stock Purchase Plan; and "FOR" the ratification of the appointment of KPMG LLP as independent auditors of the Company.

                                            Please sign exactly as name appears
                                            hereon. When shares are held by
                                            joint tenants, both should sign.
                                            When signing as attorney, executor,
                                            administrator, trustee or guardian,
                                            please give full title as such. If
                                            a corporation, please sign the full
                                            corporate name by President or
                                            other authorized officer. If a
                                            partnership, please sign in
                                            partnership name by authorized
                                            person.

                                            ------------------------------------
                                                         Signature

                                            ------------------------------------
                                                (Signature if held jointly)

                                            Dated ___________________________

          PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                     USING THE ENCLOSED, PREPAID ENVELOPE.